Exhibit 10.48

Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is dated on September 30, 2011 between Shuwen Kang (the “Executive”), a citizen of China, ID number 612101194905010015 and China Natural Gas, Inc. (the “Company”), a Delaware Corporation, with primary business address of No. 35 Tangyan Road, High-Tech Zone, Xi’an 710065, Shaanxi Province, China.

WHEREAS, the Company believes that Executive provides excellent management services for the Company and wishes to retain Executive as its Chief Executive Officer; and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to retain the Executive by the Company on terms set forth herein.

1. Employment, Duties and Acceptance.

1.1.	Effective September 30, 2011, the Company hereby agrees to the continued employment of Executive as the Chief Executive Officer ("CEO") and both parties hereby accept such employment on the terms and conditions contained in this Agreement. During the term of this Agreement, the Executive shall make him / her available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company ("Board" or "Board of Directors").

1.2.	The Company shall retain the Executive to serve as the Company’s full time CEO. The scope and responsibilities of the CEO position include the following:

(a)	To contact and market the company to the investment community; set up good relationship and communicate effectively with current and potential investors

(b)	To formulate and implement relevant policies, procedures and strategies to ensure the realization of the Company’s strategy;

(c)	To establish a strong management system and strict internal control procedure;

(d)	To supervise all financial activities to ensure their compliance with law and the Company’s policy;

(e)	To establish good management mode to improve the company’s outstanding achievement;

(f)	To establish and direct a mechanism for reducing costs and increasing efficiency;

(g)	To be responsible for the Company’s long-term strategy planning;

(h)	To participate in business development and strategic planning;

(i)	To carry out strategic acquisition, capital management, financing etc. pursuant to the requirements of the Board of Directors;

(j)	To provide comments to the Management Team and the Board of Directors on business issues of the Company;

(k)	Other responsibilities stipulated by the Board of Directors.

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Meanwhile, the CEO is the primary consultant of the department directors with respect to strategies and operations, and will be responsible for the Company’s comprehensive management, including the following: (1) Company strategy; (2) Development strategy; (3) business spread; and (4) direct of business.

Company strategy

CEO shall play a major role in coordinating a comprehensive strategy to maximize Company value:

(1) Ensure the existing plans are well based on the Company’s current business to maximize the value to the Company;

1. Continuously assess the plan’s value creation potential;

2. Ensure the plans are targeted towards major problems faced by the Company. In doing so, Executive should repeatedly research reasons and possibilities related to changes in the Company’s operations and provide external references for value creation (such as some business of value to other possible owner);

3. Formulate criteria for business achievements and establish mechanism for progress assessment

(2) Assist in developing the Company’s expansion strategy and creating shareholder value.

1. Comment on the current market opportunities closely related to the Company’s business;

2. Evaluate the Company’s capacity and assets to capitalize the market opportunity; propose proper remedies for capacities lacking;

3. Provide business evaluations regarding specific proposals.

At the same time, CEO should perform other responsibility which belongs to him. CEO shall be responsible for the formulation and implementation of comprehensive financial plans and strategies to provide support for the company's business and create greatest value for shareholders.

(1) Propose capital and dividend policies for value creation;

(2) Design and manage Company presentation of the Company’s operations and plan to the financial community;

1.3. The Executive shall perform his duties diligently and competently pursuant to the requirements for the position.

1.4 Work time. According to the Labor Law and policies of company, Executive works 8 hours per day, if there is any important issue or event to be solve, Executive shall ensure the issue to be effectively completed in time.

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1.5 The Board may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive's position as CEO of the Company.

2. Compensation and Benefits.

2.1. The Company shall pay to Executive a salary of RMB 650,000 after-tax annually and receive 12 pays each year, equal to a monthly salary of RMB 50, 000, PLUS RMB 50, 000 when Executive works for the entire 12 months.

2.2. The Executive shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall deduct a corresponding amount from the monthly salary of the Executive and pay that amount on behalf of the Executive to the relevant tax agency.

2.3. In addition to what is provided for under the foregoing Article 2.2, the Company shall have the right to deduct from the Executives’ salaries for other purposes in accordance with laws and regulations of the State.

3. Term and Termination.

3.1. The term of this Agreement is for a period of 1 years beginning on September 30, 2011 and terminating on September 29, 2012.

3.2 If both Parties desire to renew this Agreement, each Party shall notify the other Party of its intent to renew this Agreement thirty days prior to the expiration of this Agreement.

The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "cause" shall include (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his/her relations with the Company ("dishonest" for these purposes shall mean Executive's knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive.

Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to Executive's acts described in clause (a)or (b) above, unless the Board shall have given written notice to Executive (after five (5)days advance written notice to Executive and a reasonable opportunity to Executive to present his/her views with respect to the existence of "cause"), specifying the "cause" with particularity and , within twenty (20) business days after such notice, Executive shall not have disputed the Board's determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such "cause," provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.2. The Executive, by notice to the Company, may terminate this Agreement in writing no less than 3 months if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent:

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(a)	a material adverse change in the nature of Executive's title, duties or responsibilities with the Company that represents a demotion from his/her title, duties or responsibilities as in effect immediately prior to such change;

(b)	a material breach of this Agreement by the Company;

(c)	a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith;

(d)	a liquidation, bankruptcy or receivership of the Company; or

(e)	any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his/her affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company's securities then outstanding. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company's acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

4. Protection of Confidential Information; Non-Competition.

4.1. Executive acknowledges that:

(a)	As a result of his/her current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the "Company"), including, without limitations, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information").
(b)	The Company will suffer substantial damage which will be difficult to compute if, during the period of his/her employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.
(c)	The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2. Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him/her as a result of his/her employment with the Company, except (i) in the course of performing his/her duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his/her obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive's knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

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4.3. Upon termination of his/her employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his/her control;

4.4. During the period of employment: (A) Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition with the Company's principal existing business at the time of termination ("Competitive Business"); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iv) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive's employment by the Company (other than Executive's personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, in the event the Company terminates this Agreement without "cause" or if Executive terminates this Agreement for Good Reason under Article 3.5 hereof, Executive's obligations under this Article 4.4 shall terminate one month following termination.

4.5. If Executive commits a breach of any of the provisions of Articles 4.2 or 4.4, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

5. Rewards and Penalties

5.1 Executives should abide by the provisions of the company law includes attendance management system, various rules and regulations. Personal phone will remain open 24 hours, ensure unblocked communication at any time, and maintain effective communication with business contactor and overseas investors. Otherwise, the company will be in accordance with the relevant system for punishment. Meanwhile, the Chief Executive Officer would report to the company chairman directly.

5.2. Without written consent of the Company, Executive shall not accept money, gift or any other kinds of benefits from any customer, collaborating company or other related company.

5.3. Executive shall serve the Company faithfully and competently during the term of employment, and the Company will not permit Executive to engage in any other job during the term of employment.

5.4. The Company shall impose penalties on Executive pursuant to regulations of the Company, if Executive violates the Company’s rules or regulations.

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6. Liability for Breach

6.1 If either Party to this Agreement is under any of the following circumstances, the Party shall be liable for breach of the Agreement:

(a)	The Company violates the provisions of this Agreement and unilaterally rescinds this Agreement, unless otherwise provided by this Agreement;
(b)	The EXECUTIVE resigns without the Company’s consent.

6.2. Either Party in breach of this Agreement shall pay the other Party liquidated damages. The standard liquidated damages shall be equal to twice of the salary Executive has actually received in the month prior to the date of the breach.

6.3. If the liquidated damages provided for under the foregoing Article 6.2 is not enough to cover the losses of the other Party, then the breaching Party shall compensate the other Party for the actual losses caused by the breach.

6.4. Executive warrants (1) that all the relevant information he provides to the Company, including without limitations his/her identification, address, academic credentials, work experiences and professional skills are true; (2) that, by working for the Company and by entering into this Agreement with the Company, Executive does not violate any agreement on confidentiality or non-competition entered into with his/her previous employer or any other company or individual. If Executive breaches this warranty, the Company has the right to rescind this Agreement and demand that Executive compensate the Company for any losses due to the breach.

7. Miscellaneous Provisions.

7.1. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Article 7.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive: Address for: B-2508, Van Metropolis, Tang Yan Road, Hi-tech Zone, Xian 710065

If to the Company: Address for: 19th Building B Van Metropolis, Tang Yan Road, Hi-tech Zone, Xian 710065

7.2. In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Article 3.4), the Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that the Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

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7.3. The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

7.4. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of China applicable to agreements made and to be performed entirely in China.

7.5 This agreement is unenforceable in some terms of legal force, by which no other terms in this agreement will be affected, the agreement will continue to be executed, as there is no provision of the agreement shall not force has been carried out.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

China Natural Gas, Inc.

By: /s/ Qinan Ji

Qinan Ji

/s/ Shuwen Kang

Shuwen Kang

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